Exhibit 5.2

September 22, 2006

Petrohawk Energy Corporation

1100 Louisiana, Suite 4400

Houston, Texas 77002

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special local counsel for Red River Field Services, L.L.C., an Oklahoma corporation (the “Subsidiary Guarantor”), in connection with the Subsidiary Guarantee (defined herein) of the Subsidiary Guarantor. You have requested our opinion with respect to certain matters in connection with the filing by Petrohawk Energy Corporation, a Delaware corporation (the “Company”), and the Guarantors (defined herein) of a registration statement on Form S-4 (as amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of up to $775,000,000 in principal amount due at maturity of the Company’s 9.125% Senior Notes due 2013 (the “Exchange Notes”) for issuance in exchange for the Company’s outstanding 9.125% Senior Notes due 2013 (the “Notes”). The Exchange Notes are being issued under an Indenture, dated as of July 12, 2006, as supplemented (the “Indenture”), between the Company, the guarantors defined therein, including the Subsidiary Guarantor (the “Guarantors”), and U.S. Bank National Association, as trustee, based on an obligation arising under a Registration Rights Agreement, dated July 12, 2006, between the Company, the Guarantors, and the initial purchasers defined therein and a Registration Rights Agreement, dated July 27, 2006, between the Company, the Guarantors, and the initial purchasers defined therein (collectively, the “Registration Rights Agreements”) which contain a commitment by the Company to issue the Exchange Notes to be guaranteed by the Guarantors. The Guarantors have executed the Indenture and the Registration Rights Agreements to evidence their acceptance to be bound by the provisions thereof, containing a guarantee by each of the Guarantors of the obligations of the Company under the Exchange Notes (“Subsidiary Guarantees”). The Subsidiary Guarantees are registered on the Registration Statement by the Guarantors. Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Indenture.

Petrohawk Energy Corporation

Thompson & Knight LLP

September 22, 2006

In connection with such matters, we have examined the Indenture (including the Subsidiary Guarantees contained therein), the Registration Rights Agreements, the Registration Statement, and such corporate or organizational records of the Subsidiary Guarantor, certificates of officials of the Subsidiary Guarantor and public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Subsidiary Guarantor is a limited liability company validly existing and in good standing under the laws of Oklahoma.

2. As of the date of the Indenture, the Subsidiary Guarantor had the requisite power and authority to enter into, and as of the date hereof the Subsidiary Guarantor has the requisite power and authority to perform its obligations under the Indenture and the Registration Rights Agreements.

3. The execution, delivery and performance of the Indenture and the Registration Rights Agreements by the Subsidiary Guarantor (i) has been authorized by all necessary company action by such Subsidiary Guarantor and (ii) does not contravene any provision of the charter documents of such Subsidiary Guarantor.

4. When the Registration Statement has become effective under the Securities Act and the Subsidiary Guarantee of the Subsidiary Guarantor is delivered in accordance with the terms of the exchange offer described in the Registration Statement, the Subsidiary Guarantee of the Subsidiary Guarantor will be validly issued by such Subsidiary Guarantor and will constitute a valid and binding obligation of such Subsidiary Guarantor.

The opinions expressed above are limited by, subject to and based on the assumptions, limitations and qualifications set forth below:

(a) The validity and binding effect of the Indenture, the Registration Rights Agreements, and the Subsidiary Guarantees may be limited or affected by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such validity and binding effect are considered in a proceeding in equity or at law), and except as rights to indemnity and contribution under the Indenture (including the Subsidiary Guarantees contained therein) may be limited by applicable laws or policies underlying such laws.

Petrohawk Energy Corporation

Thompson & Knight LLP

September 22, 2006

(b) We express no opinion as to the enforceability of any provisions of the Exchange Notes, the Registration Rights Agreements, or the Indenture providing for (i) the waiver of a right of notices, defenses, subrogation immunity, stay, or extension, or any rights under applicable usury laws, (ii) any party’s consent to jurisdiction or venue, or (iii) indemnification rights to the extent related to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(c) This opinion is limited in all respects to the laws of the State of Oklahoma and applicable federal laws of the United States.

We hereby agree that Thompson & Knight LLP may rely on the opinions included herein for the purposes of delivering its opinions to the Company in connection with the filing of the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement if required.

Sincerely,

/s/ Hinkle Elkouri Law Firm L.L.C.

HINKLE ELKOURI LAW FIRM L.L.C.